UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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SEEBEYOND TECHNOLOGY CORPORATION

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SeeBeyond issued the following press release on July 28, 2005:

FOR IMMEDIATE RELEASE

SEEBEYOND ANNOUNCES DATE FOR STOCKHOLDER VOTE ON

PROPOSED MERGER WITH SUN MICROSYSTEMS

MONROVIA, Calif., July 28, 2005 – SeeBeyond (Nasdaq: SBYN), provider of the world’s first fully integrated composite application network suite for advanced integration and composite application solutions, today announced that it will hold a special stockholder meeting on August 25, 2005, for stockholders to vote on SeeBeyond’s proposed merger with Sun Microsystems, Inc. (Nasdaq: SUNW). The SeeBeyond proxy statement for the meeting will be mailed shortly to all SeeBeyond stockholders of record as of July 13, 2005.

On June 28, 2005, SeeBeyond and Sun Microsystems announced that the two companies entered into a definitive agreement under which Sun will acquire SeeBeyond for $4.25 per share in cash for each SeeBeyond share with an aggregate deal value of approximately $387 million. The deal, which must still be approved by regulators and SeeBeyond stockholders, is expected to close in early Fall 2005.

Additional Information and Where to Find It

SeeBeyond has filed a proxy statement in connection with the proposed merger. The definitive proxy statement will be mailed to SeeBeyond stockholders. SeeBeyond stockholders are urged to read the proxy statement and other relevant materials when they become available as they will contain important information about the merger and SeeBeyond. Investors and security holders may obtain free copies of these documents when they are available – and other documents filed with the Securities and Exchange Commission (the “SEC”) – at the SEC Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by SeeBeyond by going to the SeeBeyond Investor Relations page on its corporate Web site at www.seebeyond.com.

In addition, SeeBeyond and its officers and directors may be deemed to be participants in the solicitation of proxies from SeeBeyond’s stockholders with respect to the acquisition. A description of any interests that SeeBeyond’s executive officers and directors have in the acquisition is available in the proxy statement.

About SeeBeyond

With more than 15 years of software innovation and real-world experience in integrating systems across global organizations, SeeBeyond (Nasdaq: SBYN) delivers the industry’s first fully integrated platform for the development and deployment of composite applications. The SeeBeyond® Integrated Composite Application Network Suite (SeeBeyond ICAN Suite) helps organizations rapidly assemble and deploy enterprise-scale end-user composite applications built on existing systems and infrastructure to dramatically improve business operations. SeeBeyond has more than 2,000 customers worldwide, including Blue Cross Blue Shield of Massachusetts, BHP Billiton, The Cleveland Clinic, The Dial Corporation, DuPont, Florida Power & Light, Fluor Daniel, Fujitsu, General Motors, Halliburton, Hertz Corporation, HP, Pfizer, Samsung, Sprint and Sutter Health. For more information, please visit www.seebeyond.com.

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SeeBeyond is a registered trademark of SeeBeyond Technology Corporation in the United States and select foreign countries. SeeBeyond Integrated Composite Application Network Suite is a trademark of SeeBeyond Technology Corporation. The absence of a trademark from this list does not constitute a waiver of SeeBeyond Technology Corporation’s intellectual property rights concerning that trademark. All other brands or product names are trademarks of their respective owners.

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding the expected timing for closing the proposed acquisition in early Fall 2005. Such statements are just predictions and involve risks and uncertainties such that actual results and performance may differ materially. Factors that might cause such a difference include the failure to receive regulatory approval and approval from SeeBeyond’s stockholders for the acquisition or to conclude the litigation that has been brought in connection with the acquisition.

Contacts:

BarryPlaga ExecutiveVice President & CFO (626)408-3100 bplaga@seebeyond.com Kristi Rawlinson Director of Public Relations (214) 373-1519 krawlinson@seebeyond.com	Andrea Williams Vice President, Investor Relations (415) 874-3053 awilliams@seebeyond.com